Exhibit 99.1

Murphy USA Inc. Reports Preliminary Fourth Quarter 2019 Results

El Dorado, Arkansas, January 29, 2020 (GLOBE NEWSWIRE) – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced preliminary financial results for the three and twelve months ended December 31, 2019.
Key Highlights:
•Net income was $47.6 million, or $1.54 per diluted share, in Q4 2019 compared to net income of $77.5 million, or $2.38 per diluted share, in Q4 2018. This decrease in net income was primarily due to a lower total fuel contribution. For 2019, net income was $154.8 million, or $4.86 per diluted share, compared to 2018 net income of $213.6 million, or $6.48 per diluted share.

•Total fuel contribution (retail fuel margin plus product supply and wholesale ("PS&W") results including RINs) for Q4 2019 was 17.1 cpg compared to 20.0 cpg in Q4 2018. For the year, total fuel contribution was 16.1 cpg in 2019 compared to 16.2 cpg in 2018.

•Total retail gallons decreased 1.6% for the network during Q4 2019 and volumes on a same store sales ("SSS") basis decreased 3.4%, while for the year, retail gallons increased 3.4% to 4.4 billion gallons and increased 1.2% on a SSS basis.

•Merchandise contribution dollars grew 3.0% during Q4 2019 to $105.2 million. For the current year, merchandise contribution dollars were up 4.8% to $419.4 million on average unit margins of 16.0%.

•During Q4 2019, 10 new stores opened and 10 raze-and-rebuild sites re-opened. For the year, 17 new stores were opened and in addition, 27 raze-and-rebuild locations re-opened. The year-end store count was 1,489.

•Common shares repurchased during Q4 2019 were 0.3 million for $26.6 million at an average price of $88.73 per share. For the year, 1.9 million shares were repurchased for $165.8 million at an average of $87.35 per share.

"Our Q4 results rounded out an exceptional 2019, where Murphy USA's strategic initiatives drove higher per store fuel volumes, record merchandise contribution and better new store performance while maintaining our cost leadership position," said President and CEO Andrew Clyde.  "We expect earnings growth and other share price drivers that we control to continue as we enter 2020 with momentum along with a strong balance sheet and leadership team."

Consolidated Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2019	2018	2019	2018
Net income ($ Millions)	$47.6	$77.5	$154.8	$213.6
Earnings per share (diluted)	$1.54	$2.38	$4.86	$6.48
Adjusted EBITDA ($ Millions)	$112.4	$148.9	$422.6	$411.8

Net income and earnings per share in Q4 2019 were below the prior year levels due mainly to lower all-in fuel contribution in the current year. Net income for the current year was less than the prior year due to the receipt in 2018 of the settlement of damages of $50.4 million (pretax) incurred in connection with the 2010 Deepwater Horizon oil spill, combined with the 2019 loss on early debt extinguishment of $14.8 million (pretax), higher operating expenses and increased depreciation, partially offset by higher all-in fuel margin and merchandise margin due to higher sales volumes during 2019. Adjusted EBITDA for the current quarter was lower than Q4 2018 due primarily to lower all-in fuel contribution dollars. For the current year, Adjusted EBITDA was higher due to higher all-in fuel contribution and merchandise margin due to higher sales volumes.

Fuel

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2019	2018	2019	2018
Total retail fuel contribution ($ Millions)	$159.5	$248.7	$605.8	$624.2
Total PS&W contribution ($ Millions)	17.5	(38.5)	64.0	(13.8)
RINs and other (included in Other operating revenues on Consolidated Income Statement) ($ Millions)	$6.1	$7.9	$34.8	$75.2
Total fuel contribution ($ Millions)	$183.1	$218.1	$704.6	$685.6
Retail fuel volume - chain (Million gal)	1,071.9	1,088.8	4,374.5	4,232.2
Retail fuel volume - per site (K gal APSM)*	241.7	249.2	248.3	244.0
Retail fuel volume - per site (K gal SSS)**	237.5	246.8	243.8	242.6
Total fuel contribution (including retail, PS&W and RINs) (cpg)	17.1	20.0	16.1	16.2
Retail fuel margin (cpg)	14.9	22.8	13.8	14.7
PS&W including RINs contribution (cpg)	2.2	(2.8)	2.3	1.5
*Average Per Store Month ("APSM") metric includes all stores open through the date of calculation
**2018 amounts not revised for 2019 raze-and-rebuild activity

Total fuel contribution decreased $35.0 million in Q4 2019 compared to the prior year period, due primarily to lower retail results reflecting a rising fuel price environment, which typically compresses retail margins. Retail results were partially offset by a higher contribution from PS&W, which typically benefits in a rising price environment,due to timing and inventory pricing adjustments. However, full-year contribution dollars were up $19.0 million reflecting higher retail volumes and better PS&W performance, partially offset by lower retail margins and lower RIN revenues. SSS fuel volumes decreased 3.4% to 237,450 gallons in the fourth quarter, reflecting a number of factors, but primarily attributable to an unfavorable pricing environment versus the prior year quarter. Full year volumes however, were up 1.2% on a SSS basis, primarily attributable to improved pricing tactics.

Merchandise

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2019	2018	2019	2018
Total merchandise contribution ($ Millions)	$105.2	$102.1	$419.4	$400.4
Total merchandise sales ($ Millions)	$674.0	$615.3	$2,620.1	$2,423.0
Total merchandise sales ($K SSS)[1,2]	$151.1	$141.3	$148.3	$140.3
Merchandise unit margin (%)	15.6%	16.6%	16.0%	16.5%
Tobacco contribution ($K SSS)[1,2]	$14.9	$14.0	$14.6	$13.7
Non-tobacco contribution ($K SSS)[1,2]	$9.1	$9.5	$9.6	$9.6
Total merchandise contribution ($K SSS)[1,2]	$24.0	$23.5	$24.2	$23.3
[1]2018 amounts not revised for 2019 raze-and-rebuild activity
[2]Includes site-level discounts for MDR redemptions and excludes change in value of unredeemed MDR points

Total merchandise contribution for Q4 2019 and for the full year period increased 3.0% and 4.8%, respectively, due to higher sales across the chain and strong new store performance. Merchandise unit margins were impacted negatively for the full year, primarily due to MDR, by approximately 30 basis points. Tobacco contribution on a SSS basis improved in both periods, attributable to higher unit volumes and higher sales. Non-tobacco contribution on a SSS basis were lower in the fourth quarter compared to the prior year period and flat for the year. Fourth quarter non-tobacco results were negatively impacted compared to the prior year period by the allocation of certain costs that were previously included in operating expense.

Other areas

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2019	2018	2019	2018
Total station and other operating expense ($ Millions)	$137.5	$139.4	$559.3	$541.3
Station OPEX excl credit card fees ($K APSM)	$20.7	$21.7	$21.4	$21.0
Total SG&A cost ($ Millions)	$38.9	$33.9	$144.6	$136.2
Total station and other operating expenses decreased $1.9 million for the current-year quarter, compared to the prior year period. For Q4 2019, station operating expenses excluding credit card fees decreased 4.5%, while for the year increased 2.0%, on an APSM basis. SG&A was higher in the fourth quarter and for the full year 2019 due primarily to employee wages and benefits combined with higher technology related expenses.

Station Openings
Murphy USA opened 10 new retail locations in Q4 2019 and reopened 10 raze-and-rebuild locations, bringing the year end store count to 1,489, consisting of 1,161 Murphy USA sites and 328 Murphy Express sites. For the year, 17 new stores were opened and 27 raze-and-rebuilds were reopened.

Financial Resources

	As of December 31,
Key Financial Metrics	2019	2018
Cash and cash equivalents ($ Millions)	$280.3	$184.5
Long-term debt ($ Millions)	$999.3	$842.1

Cash balances on December 31, 2019 totaled $280.3 million. Long-term debt consisted of approximately $296 million in carrying value of 5.625% senior notes due in 2027, $493 million in carrying value of 4.75% senior notes due in 2029 and $250 million of term debt less $37.5 million of current maturities, which is reflected in current liabilities. The ABL continues to remain undrawn and had $238 million borrowing capacity available as of December 31, 2019.

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Financial Metric	2019	2018	2019	2018
Average shares outstanding (diluted) (in thousands)	30,869	32,509	31,858	32,983

At December 31, 2019, the Company had common shares outstanding of 30,460,116. During Q4 2019, approximately 0.3 million common shares were repurchased for $26.6 million, or an average price of $88.73 per share. For the year, the Company purchased 1.9 million common shares for $165.8 million, or an average price of $87.35 per share, of which $125.0 million was purchased under the plan authorized by the Board of Directors and announced in July 2019, leaving $275.0 million available for purchase through July 2021.

2019 Guidance Range, 2019 Actual Results, and 2020 Guidance Range

	2019 Guidance Range	2019 Actual Results	2020 Guidance Range
Organic Growth
New Stores	15 to 20	17	up to 30
Raze-and-Rebuilds	20 to 25	27	up to 25
Fuel Contribution
Retail fuel volume per store (K gallons APSM)	240 to 245	248	250 to 255
Fuel Breakeven
Merchandise contribution ($ Millions)	$410 to $415	$419	$430 to $435
Retail station OPEX excluding credit cards (APSM % YOY change)	Flat to +2%	2%	Up 1-3%
Corporate Costs
SG&A ($ Millions per year)	$145 to $150	$145	$150 to 155
Effective Tax Rate	24% to 26%	24%	24% to 26%
Capital Allocation
Capital expenditures ($ Millions)	$225 to $275	$215	$225 to $275

Management's annual guidance for 2020 reflects the Company's economic and market environment assessment, business improvement initiatives and known potential headwinds. Key 2020 guidance ranges include the following assumptions and are subject to the uncertainties noted below:
Organic Growth:
•New store additions and raze-and-rebuild sites reflect continuation of a disciplined capital approach to the highest return opportunities
Fuel Contribution:
•Per store fuel volumes are expected to build off of 2019 improvements and strategies
Fuel Breakeven:
•Merchandise contribution represents a range of outcomes based on management's expectations around higher merchandise sales
•Store operating expenses per site, before credit card fees, are expected to be flat to slightly higher and approach the inflation rate on an annual basis reflecting ongoing shift in format mix
•Beginning in 2020, this metric will be restyled as station operating expense per site, before rent and credit card fees and the guidance has been adjusted accordingly. For the full year 2019, rent contributed 50 basis points of the year-over-year increase
Corporate Costs:
•SG&A costs reflect continued investments in IT related productivity enhancements and other corporate initiatives to help drive profitability, reduce costs where able, and improve the company's long-term competitive position, subject to timing and allocation of resources
•The effective tax rate in 2020 is expected to be in a range of 24% to 26%
Capital Allocation:
•Capital expenditures reflect new store growth, raze-and-rebuild activity, store maintenance and improvements, land acquisition, and continued implementation of various corporate infrastructure projects

The Company does not provide a projected range of all-in fuel margin, Adjusted EBITDA, or Net income. However, for modeling purposes only, if all-in fuel margin approximates 16.2 cpg, management would expect the business to generate net income of $162 million and Adjusted EBITDA of about $440 million using the midpoint of the provided guided ranges above.
* * * * *
Earnings Call Information
The Company will host a conference call on January 30, 2020 at 10:00 a.m. Central time to discuss fourth quarter 2019 results. The conference call number is 1 (844) 613-1037 and the passcode number is 5672799. The earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com). Approximately one hour after the conclusion of the conference, the webcast will be available for replay. Shortly thereafter, a transcript will be available.

Source: Murphy USA Inc. (NYSE: MUSA)
Forward-Looking Statements
Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated store openings, fuel margins, merchandise margins, sales of RINs and trends in our operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our most recent Annual Report on our Form 10-K, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact: Christian Pikul (870) 875-7683 Sr. Director, Investor Relations christian.pikul@murphyusa.com

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited, except for twelve months in 2018)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars except per share amounts)	2019	2018	2019	2018
Operating Revenues
Petroleum product sales (a)	$2,778.8	$2,875.6	$11,373.8	$11,858.4
Merchandise sales	674.0	615.5	2,620.1	2,423.0
Other operating revenues	7.4	10.6	40.7	81.5
Total operating revenues	3,460.2	3,501.7	14,034.6	14,362.9

Operating Expenses
Petroleum product cost of goods sold (a)	2,602.6	2,666.2	10,707.4	11,251.1
Merchandise cost of goods sold	568.8	513.3	2,200.7	2,022.5
Station and other operating expenses	137.5	139.4	559.3	541.3
Depreciation and amortization	38.4	35.0	152.2	134.0
Selling, general and administrative	38.9	33.9	144.6	136.2
Accretion of asset retirement obligations	0.5	0.5	2.1	2.0
Total operating expenses	3,386.7	3,388.3	13,766.3	14,087.1

Net settlement proceeds	—	—	0.1	50.4
Gain (loss) on sale of assets	—	(0.4)	0.1	(1.1)
Income from operations	73.5	113.0	268.5	325.1

Other income (expense)
Interest income	0.8	0.7	3.2	1.5
Interest expense	(12.8)	(13.3)	(54.9)	(52.9)
Loss on debt extinguishment	—	—	(14.8)	—
Other nonoperating income (expense)	0.4	0.1	0.4	0.2
Total other income (expense)	(11.6)	(12.5)	(66.1)	(51.2)
Income before income taxes	61.9	100.5	202.4	273.9
Income tax expense (benefit)	14.3	23.0	47.6	60.3
Net Income	$47.6	$77.5	$154.8	$213.6

Basic and Diluted Earnings Per Common Share
Basic	$1.56	$2.40	$4.90	$6.54
Diluted	$1.54	$2.38	$4.86	$6.48
Weighted-average shares outstanding (in thousands):
Basic	30,504	32,255	31,594	32,674
Diluted	30,869	32,509	31,858	32,983
Supplemental information:
(a) Includes excise taxes of:	$480.8	$474.1	$1,933.3	$1,838.9

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Millions of dollars, except revenue per store month (in thousands) and store counts)	Three Months Ended December 31,		Twelve Months Ended December 31,
Marketing Segment	2019	2018	2019	2018

Operating Revenues
Petroleum product sales	$2,778.8	$2,875.6	$11,373.8	$11,858.4
Merchandise sales	674.0	615.5	2,620.1	2,423.0
Other operating revenues	7.2	10.5	40.4	80.9
Total operating revenues	3,460.0	3,501.6	14,034.3	14,362.3

Operating expenses
Petroleum products cost of goods sold	2,602.6	2,666.2	10,707.4	11,251.1
Merchandise cost of goods sold	568.8	513.3	2,200.7	2,022.5
Station and other operating expenses	137.5	139.4	559.3	541.3
Depreciation and amortization	34.9	32.1	138.9	124.5
Selling, general and administrative	38.9	33.9	144.6	136.2
Accretion of asset retirement obligations	0.5	0.5	2.1	2.0
Total operating expenses	3,383.2	3,385.4	13,753.0	14,077.6

Gain (loss) on sale of assets	—	(0.4)	0.1	(1.1)
Income from operations	76.8	115.8	281.4	283.6

Other income
Interest expense	—	(0.1)	(0.1)	(0.1)
Other nonoperating income	—	0.1	—	0.2
Total other income (expense)	—	—	(0.1)	0.1

Income from continuing operations
before income taxes	76.8	115.8	281.3	283.7
Income tax expense (benefit)	16.5	27.7	66.3	69.5
Income from continuing operations	$60.3	$88.1	$215.0	$214.2

Total tobacco sales revenue same store sales[1,2]	$111.0	$102.5	$107.3	$101.2
Total non-tobacco sales revenue same store sales[1,2]	40.1	38.7	41.0	39.1
Total merchandise sales revenue same store sales[1,2]	$151.1	$141.2	$148.3	$140.3
[1]2018 amounts not revised for 2019 raze-and-rebuild activity
[2]Includes site-level discounts for MDR redemptions and excludes change in value of unredeemed MDR points
Store count at end of period	1,489	1,472	1,489	1,472
Total store months during the period	4,435	4,369	17,621	17,343

Same store sales information compared to APSM metrics

	Variance from prior year period
	Three months ended		Twelve months ended
	December 31, 2019		December 31, 2019
	SSS[1]	APSM[2]	SSS[1]	APSM[2]
Fuel gallons per month	(3.4)%	(3.0)%	1.2%	1.7%

Merchandise sales	7.4%	7.9%	6.5%	6.4%
Tobacco sales	9.5%	9.5%	7.7%	7.2%
Non tobacco sales	1.9%	3.9%	3.5%	5.3%

Merchandise margin	2.3%	1.4%	4.5%	3.1%
Tobacco margin	8.1%	6.9%	8.2%	6.7%
Non tobacco margin	(6.1)%	(5.0)%	(0.6)%	1.0%
[1]Includes site-level discounts for MDR redemptions and excludes change in value of unredeemed MDR points
[2]Includes all MDR activity

Note

Average Per Store Month (APSM) metric includes all stores open through the date of the calculation.

Same store sales (SSS) metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze-and-rebuild) or relocated to a new location, it will be excluded from the calculation during the period it is out of service. Newly constructed sites do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2018 for the sites being compared in the 2019 versus 2018 comparison). When prior period same store sales volumes or sales are presented, they have not been revised for current year activity for raze-and-rebuilds and asset dispositions.

Murphy USA Inc.
Consolidated Balance Sheets

(Millions of dollars, except share amounts)	December 31, 2019	December 31, 2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$280.3	$184.5
Accounts receivable—trade, less allowance for doubtful accounts of $1.2 in 2019 and $1.1 in 2018	172.9	138.8
Inventories, at lower of cost or market	227.6	221.5
Prepaid expenses and other current assets	30.0	25.3
Total current assets	710.8	570.1
Property, plant and equipment, at cost less accumulated
depreciation and amortization of $1,079.2 in 2019 and $974.2 in 2018	1,807.3	1,748.2
Other assets	169.1	42.5
Total assets	$2,687.2	$2,360.8
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$38.8	$21.2
Trade accounts payable and accrued liabilities	466.2	456.9
Total current liabilities	505.0	478.1

Long-term debt, including capitalized lease obligations	999.3	842.1
Deferred income taxes	216.7	192.2
Asset retirement obligations	32.8	30.7
Deferred credits and other liabilities	130.4	10.4
Total liabilities	1,884.2	1,553.5
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 shares issued at December 31, 2019 and 2018, respectively)	0.5	0.5
Treasury stock (16,307,048 and 14,505,681 shares held at
December 31, 2019 and December 31, 2018, respectively)	(1,099.8)	(940.3)
Additional paid in capital (APIC)	538.7	539.0
Retained earnings	1,362.9	1,208.1
Accumulated other comprehensive income (AOCI)	0.7	—
Total stockholders' equity	803.0	807.3
Total liabilities and stockholders' equity	$2,687.2	$2,360.8

Murphy USA Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars)	2019	2018	2019	2018
Operating Activities
Net income	$47.6	$77.5	$154.8	$213.6
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	38.4	35.0	152.2	134.0
Deferred and noncurrent income tax charges (benefits)	16.8	24.0	23.7	37.9
Accretion of asset retirement obligations	0.5	0.5	2.1	2.0
Pretax (gains) losses from sale of assets	—	0.4	(0.1)	1.1
Net (increase) decrease in noncash operating working capital	(45.0)	18.1	(48.7)	2.3
Loss on early debt extinguishment	—	—	14.8	—
Other operating activities - net	3.4	1.8	14.5	7.8
Net cash provided by operating activities	61.7	157.3	313.3	398.7
Investing Activities
Property additions	(51.1)	(41.3)	(204.8)	(204.3)
Proceeds from sale of assets	0.1	—	2.5	1.2
Other investing activities - net	(0.1)	(0.1)	(0.8)	(6.0)
Net cash required by investing activities	(51.1)	(41.4)	(203.1)	(209.1)
Financing Activities
Purchases of treasury stock	(26.7)	—	(165.8)	(144.4)
Borrowings of debt	50.1	—	743.8	—
Repayments of debt	(0.3)	(5.4)	(573.4)	(21.3)
Debt issuance costs	(1.0)	—	(4.1)	—
Early debt extinguishment costs	—	—	(10.4)	—
Amounts related to share-based compensation	(0.1)	(1.4)	(4.5)	(9.4)
Net cash provided (required) by financing activities	22.0	(6.8)	(14.4)	(175.1)
Net increase (decrease) in cash and cash equivalents	32.6	109.1	95.8	14.5
Cash and cash equivalents at beginning of period	247.7	75.4	184.5	170.0
Cash and cash equivalents at end of period	$280.3	$184.5	$280.3	$184.5

Reconciliation of Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents at beginning of period	$247.7	$75.4	$184.5	$170.0
Restricted cash at beginning of period	—	—	—	—
Cash, cash equivalents, and restricted cash at beginning of period	$247.7	$75.4	$184.5	$170.0

Cash and cash equivalents at end of period	$280.3	$184.5	$280.3	$184.5
Restricted cash at end of period	—	—	—	—
Cash, cash equivalents, and restricted cash at end of period	$280.3	$184.5	$280.3	$184.5

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following table sets forth the Company’s EBITDA and Adjusted EBITDA for the three and twelve months ended December 31, 2019 and 2018. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, net settlement proceeds, gain (loss) on sale of assets, loss on early debt extinguishment and other non-operating (income) expense). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).
We use Adjusted EBITDA in our operational and financial decision-making, believing that the measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. We believe that the presentation of Adjusted EBITDA provides useful information to investors because it allows understanding of a key measure that we evaluate internally when making operating and strategic decisions, preparing our annual plan, and evaluating our overall performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and EBITDA and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.
The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars)	2019	2018	2019	2018

Net income	$47.6	$77.5	$154.8	$213.6

Income tax expense (benefit)	14.3	23.0	47.6	60.3
Interest expense, net of interest income	12.0	12.6	51.7	51.4
Depreciation and amortization	38.4	35.0	152.2	134.0
EBITDA	$112.3	$148.1	$406.3	$459.3

Net settlement proceeds	—	—	(0.1)	(50.4)
Accretion of asset retirement obligations	0.5	0.5	2.1	2.0
(Gain) loss on sale of assets	—	0.4	(0.1)	1.1
Loss on early debt extinguishment	—	—	14.8	—
Other nonoperating (income) expense	(0.4)	(0.1)	(0.4)	(0.2)
Adjusted EBITDA	$112.4	$148.9	$422.6	$411.8

2020 Full Year Guidance - GAAP to non-GAAP Reconciliation

An itemized reconciliation between projected Net Income and Adjusted EBITDA for the full year 2020 is as follows:

(Millions of dollars)	Calendar Year 2020
Net Income	$162

Income taxes	$55
Interest expense, net of interest income	$51
Depreciation and amortization	$171
Other operating and nonoperating, net	$1

Adjusted EBITDA	$440

For purposes of this reconciliation, the midpoint of a range for each reconciling item was used, and therefore actual results for each of these reconciling items is expected to be higher or lower than the amounts shown above. The size of the ranges varies based on the individual reconciling item and assumptions made.

The Company does not provide a projected range of all-in fuel margin, Adjusted EBITDA, or Net income. However, for modeling purposes only, if all-in fuel margin approximates 16.2 cpg, management would expect the business to generate net income of $162 million and Adjusted EBITDA of about $440 million using the midpoint of the provided guided ranges in this release.